UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

December 9, 2004

BIG SKY ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

0-28345

72-1381282

(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification Number No.)

Unit 1003, W2, Oriental Plaza, #1 East Chang An Avenue,

Dong Chen District, Beijing, China

100738

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code  86-10-8518-2686

CHINA ENERGY VENTURES CORP.

(Former name of registrant)

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 9, 2004, China Energy Ventures Corporation (the “Company”), entered into a Share Purchase Agreement with Big Sky Energy Canada Ltd. (“BSEC”) whereby the Company sold to BSEC its one hundred percent (100%) interest in Big Sky Network Canada Ltd. (“BSNC”).

BSNC owns one hundred percent (100%) of Chengdu Big Sky Network Technology Services Ltd., a corporation registered in the People’s Republic of China and, fifty percent (50%) of Sichuan Huayu Big Sky Network Ltd., which is also a corporation registered in the People’s Republic of China. Both of these companies were established to provide broadband Internet connectivity to residential and commercial subscribers in Chengdu, the capital city of Sichuan province. This transaction results in the Company’s completed disposition of its Internet business in China. As the Company has changed its business focus to oil and gas exploration and production, divestiture of the Internet business in China will allow the Company to deploy its people and capital resources to the primary business of the Company.

In exchange for the shares of BSNC, BSEC cancelled an outstanding debt in the amount of $175,793 owed to it by the Company.

Section 5 – Corporate Governance and Management

Section 5.03 Amendments to Articles of Incorporation

On December 9, 2004, the Company filed Articles of Amendment to its Articles of Incorporation, changing its name to “Big Sky Energy Corporation.” This name change was approved by shareholders owning a majority of the Company’s issued and outstanding shares at the Company’s annual meeting of shareholders held on December 3, 2004. The name change aligns with a more broadly based business plan targeting on prolific oil and gas basins around the world, in addition to China. In connection with the name change, the Company has received a new trading symbol for the quotation of its shares on the OTC Bulletin Board, which is “BSKO” and will be effective at the opening of trading on December 16, 2004. In addition, three new directors were elected to the board of directors, bringing the total number of directors to six, as three incumbent directors did not stand for re-election. The new directors bring extensive business and financial expertise in Kazakhstan to the Board.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

The following document is filed as an Exhibit to this Form 8-K:

10.66

Share Purchase Agreement dated December 9, 2004, by and between Big Sky Energy Corporation and Big Sky Energy Canada Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:       December 14, 2004

BIG SKY ENERGY CORP.

By: /s/ Thomas Milne

Name:  Thomas Milne

Title:    Chief Financial Officer and Director